CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our reports dated January 16, 2003, except for Note X as to which the date is March 6, 2003 accompanying the consolidated financial statements included in the 2002 Annual Report of First Colonial Group, Inc. on Form10-K for the year ended December 31, 2002. We hereby consent to the incorporation by reference of said report in the Registration Statements of First Colonial Group, Inc. on Forms S-8 (File No. 33-84400, effective September 27, 1994, File No. 333-24745, effective April 8, 1997, and File No. 333-65426, effective July 19,
2001).



/s/ Grant Thornton
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Philadelphia, Pennsylvania
March 28, 2003